EXHIBIT 10.21
ASSET PURCHASE AGREEMENT
     This states the Agreement made this 31st day of March, 2011, among AMERICAN LEARNING CORPORATION, a New York business corporation with its principal office located at One Jericho Plaza, Jericho, New York 11753 (“ALC”), INTERACTIVE GROUP THERAPY CONSULTANTS, INC., a New York business corporation with its principal office located at One Jericho Plaza, Jericho, New York 11753 (“ITG” or “Seller”) (collectively, ALC and ITG shall be referred to herein as “Selling Parties”), and LIBERTY RESOURCES POST, LLC, a New York limited liability company, with its principal office located at 1045 James Street, Syracuse, New York 13203 (“Purchaser”) and JOHN TORRENS (“Torrens”), an individual residing at 6368 East Seneca Turnpike, Jamesville, NY 13078. Purchaser, ALC, ITG, and Torrens may hereinafter be sometimes referred to individually as “Party” and together as the “Parties.”
RECITALS
     WHEREAS, ITG is a wholly-owned subsidiary of ALC and is engaged in the business of providing early intervention and early education services for children from birth to five years of age across New York State (the “Business”); and
     WHEREAS, the Business is operated in New York City and Long Island (the “Downstate Region”) as well as in the remainder of New York State (the “Upstate Region”), which includes offices in Buffalo, Rochester, and Syracuse; and
     WHEREAS, the Parties (other than Torrens) are parties (among others) in an action commenced by the Selling Parties in the Supreme Court of New York, County of Nassau, index number 1175-11, for damages and other relief (the “Litigation”);
     WHEREAS, the Purchaser desires to discontinue the Litigation and to acquire the Business of the Upstate Region as a complete going business by acquiring certain assets of Seller upon the terms stated in this Agreement; and
     WHEREAS, the Selling Parties desire to discontinue the Litigation and to sell certain assets of Seller upon the terms stated in this Agreement; and
     WHEREAS, Torrens desires to acquire all of the Selling Parties’ right, title and interest in and to any non-disclosure, non-solicitation, and non-competition covenants granted by Torrens to the Selling Parties; and
     WHEREAS, the Selling Parties desire to sell to Torrens all of their right, title and interest in and to any non-disclosure, non-solicitation, and non-competition covenants granted by Torrens to the Selling Parties.
     NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1
ASSET PURCHASE
     1.1 Assets Sold. Seller hereby sells to Purchaser, and Purchaser hereby purchases from Seller, all assets of Seller used in the Business in the Upstate Region (“Purchased Assets”), other than the Excluded Assets (as that term is hereinafter defined), including without limitation all of the following assets:
               (a) Those certain contractual rights of the Seller as set forth on Schedule 1.1 hereto (“Assigned Contracts”);
               (b) All supplies and inventory located at or properly allocated to the offices of the Business in the Upstate Region; and

               (c) All fixed assets, including without limitation, furniture, fixtures, testing instruments (including all testing instruments in the Syracuse office), leasehold improvements used in the Upstate Region including equipment and supplies.
          “Excluded Assets” shall mean all such other assets not included in the Purchased Assets, including cash and cash equivalents of Seller, accounts receivable, and any real estate leases not assumed by the Purchaser (which shall include, without limitation, the Syracuse office lease and copier lease, and any leases associated with the Downstate Region of the Business), all furniture and fixtures in the Syracuse office, computers, software, databases, servers, all minutes books of the Selling Parties, and the fixed assets, supplies and inventory located in the Downstate Region of the Business.
          In addition to the Purchased Assets, Seller hereby sells to Torrens, and Torrens hereby purchases from Seller, all non-disclosure, non-solicitation and non-compete covenants granted to the Selling Parties by Torrens (whether by contract or common law) (the “Covenants”).
     1.2. Liabilities Assumed.
          (a) On the terms and subject to the conditions set forth in this Agreement, Purchaser hereby assumes and agrees to pay, perform or discharge when due all of Seller’s obligations under the Assigned Contracts, if any, which arise from and after the Closing Date, and only such liabilities of Seller (the “Assumed Liabilities”). The assumption by Purchaser of any Assumed Liability of Seller shall include only payment and performance obligations thereunder which accrue or arise after the Closing Date; in no event shall Purchaser assume or be deemed to assume any liability of any nature (whether known, unknown, absolute, accrued, contingent or otherwise) relating to the performance under any such Assumed Liability which accrued prior to the Closing Date.
          (b) Except for the Assumed Liabilities, Seller will transfer the Purchased Assets to the Purchaser and the Covenants to Torrens free and clear of all claims, liens, mortgages, security interests, encumbrances, charges, or any other restrictions. Other than the Assumed Liabilities, neither Purchaser nor Torrens will assume and Seller will indemnify, defend, and hold the Purchaser and Torrens harmless against any indebtedness, obligations, or liabilities of Seller. Neither Purchaser nor Torrens will assume any contract, liability, obligation, commitment, or agreement not specifically identified and accepted by Purchaser before the Closing, whether or not known, contingent, or accrued.
     1.3 Purchase Price; Allocation; Payment.
          (a) As consideration for the transfer of the Purchased Assets to Purchaser and Seller’s other covenants, Purchaser hereby pays to Seller a total purchase price of $650,000.00 (“Purchase Price”). The Purchase Price is being paid as follows:
               (i) $200,000.00 is being paid at Closing by wire transfer or certified check (“Down Payment”);
               (ii) The remaining Purchase Price ($450,000.00) shall paid in thirty equal monthly installments of principal plus interest at the prime rate of interest as published in the Wall Street Journal at Closing, adjusted annually. The obligations of the Purchaser shall be evidenced by a promissory note (“Note”), the form of which is attached hereto as Exhibit “A”, and shall be secured by the grant of a security interest in the Purchaser’s accounts receivable pursuant to the terms of a Security Agreement (the “Security Agreement”) in the form attached hereto as Exhibit “B”.
          (b) As consideration for the transfer of the Covenants to Torrens and Seller’s other covenants, Torrens hereby pays to Seller a total purchase price of $100,000.00 (“Torrens Purchase Price”). The Torrens Purchase Price is being paid in full at the Closing by wire transfer or certified check.
          (c) The Purchase Price shall be allocated among the Purchased Assets in accordance with the Certificate of Allocation set forth hereto as Exhibit “C” (“Certificate of Allocation”).

          (d) Purchaser may, as one of Purchaser’s remedies in the event of any breach of this Agreement by the Selling Parties, withhold sums payable to Seller pursuant to this Agreement to the extent of any claim asserted by Purchaser and offset against the amounts due under those agreements any amounts Seller is entitled to under this Agreement. Any sums so withheld shall operate as a discharge, to the extent of the amount withheld, of Purchaser’s payment obligations to Seller under this Agreement if Seller is found to be liable for such amounts by a court of competent jurisdiction. Purchaser shall have the right to recover directly from Seller the amount of any claims. The remedies provided in this paragraph are cumulative and shall not prevent the assertion by Purchaser of any other rights or the seeking of any other remedies against Seller.
     1.4 Prorated Items.
          (a) Assigned Contracts. All amounts due and payable and all liabilities and obligations relating to the Assigned Contracts shall be prorated as of Closing. All Assigned Contracts shall be brought current as of Closing by Seller.
          (b) Syracuse Office Lease. Seller agrees that it will use its best efforts to negotiate an early termination of the real estate lease for Seller’s Syracuse office. Notwithstanding that the Syracuse office lease is an Excluded Asset and is not an Assumed Liability, Purchaser agrees to pay to Seller an amount equal to the lesser of (1) one half of an early termination settlement amount, or (2) an amount not to exceed $2,300.00 per month, which is equal to one half of the monthly base rent for the remainder of the term of the existing lease agreement (but in no event for a period in excess of two years from the Closing). Purchaser’s payments hereunder shall be payable to Seller and shall be due no earlier than (1) five days after receipt from Seller of evidence of its payment of an early termination settlement, or (2) five days prior to the due date for each monthly rental payment. All amounts due by Purchaser pursuant to this paragraph 1.4(b) shall be secured by the accounts receivable of Purchaser and pursuant to the terms of the Security Agreement set forth at Exhibit B.
          (c) SEDCAR Deferred Revenue. Seller has on its balance sheet a deferred revenue account reflecting Federal allocations for special education under Sections 611 and 619 of the Individuals with Disabilities Education Act, referred to as SEDCAR funding. The current grant year for such funding covers the period from July 1, 2010 to June 30, 2011. As of March 31, 2011, the Seller has a deferred revenue balance reflecting SEDCAR funding that has not yet been earned in the amount of $61,192.45 (“Pro-Rata Portion”). Invoices for the anticipated funding have been billed by the Seller. Purchaser shall be credited with one half of the Pro-Rata Portion at Closing against the Purchase Price, with the Pro-Rata Portion being applied to reduce the Down Payment. Purchaser shall be entitled to the remaining Pro-Rata Portion of SEDCAR funding related to the post-Closing period, April 1, 2011 to June 30, 2011, upon Purchaser’s or Sellers’, as the case may be, completion of appropriate SEDCAR reporting and receipt of such related receivable balances from the respective school districts.
     1.5 Accounts Receivable Collection. Any account receivable of Seller received or collected by the Purchaser shall be remitted to Seller within 5 business days after receipt and any account receivable of the Purchaser received or collected by Seller or a representative thereof shall be remitted to the Purchaser within 5 business days. The parties will act in good faith to allocate and adjust payments of Seller’s accounts receivable and Purchaser’s accounts receivable as of the Closing Date. The recipient shall send such payments in the actual form received.
     1.6 Discontinuance of the Litigation. In consideration of the Purchase Price, at the Closing, Seller shall provide Purchaser with a fully executed Stipulation of Discontinuance with Prejudice to be filed immediately after the Closing to terminate the Litigation, and Seller shall further provide Purchaser with a General Release of all claims occurring prior to the Closing, in the form attached hereto at Exhibit “D”. At the Closing, Seller shall also provide Purchaser with the General Release of John Torrens, releasing Mr. Torrens for all claims arising from any acts or omissions or other obligations occurring prior to the Closing. A copy of the Torrens General Release is attached hereto at Exhibit“E”.

ARTICLE 2
CLOSING
     2.1 Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the exchange of counterpart signature pages by fax or email and the mailing, by overnight courier, of original signature pages of the Selling Parties to the offices of Green & Seifter, Attorneys, PLLC and of the Purchaser and Torrens to the offices of Wilk Auslander LLP on March 31, 2011, or at any other place, time, and date specified by either Purchaser or Seller upon five business days’ notice to the other, (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.
     2.2 Deliveries at Closing.
          (a) Purchaser and Torren’s Deliveries.
     At the Closing, Purchaser shall execute and/or deliver or cause to be executed and/or delivered:
               (1) the Down Payment;
               (2) certified copies of the resolutions of the Member and Manager of Purchaser and its members, reasonably acceptable to Seller, authorizing the consummation of the transactions contemplated by this Agreement approving the transaction;
               (3) the Note and Security Agreement;
               (4) other instruments of assumption of the Assumed Liabilities pursuant to the terms of an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”) in the form attached hereto as Exhibit “H”; and
               (5) any and all other agreements, certificates, instruments, and other documents required of Purchaser under this Agreement.
     At the Closing, Torrens shall deliever the Torrens Purchase Price.
          (b) Seller’s Deliveries. At the Closing, Seller shall execute and/or deliver or cause to be executed and/or delivered:
               (1) a Bill of Sale for the Purchased Assets in the form attached hereto as Exhibit “F”;
               (2) Estoppel Certificates and Consents to Assignment for the real estate leases in Rochester and Buffalo, in the form attached hereto as Exhibit “G”;
               (3) any other consents to assignment and other instruments of conveyance, acceptable to Purchaser, that shall be sufficient to transfer title to the Purchased Assets to Purchaser, including the Assignment and Assumption Agreement;
               (4) the assignment of all of the non-disclosure, non-competition and non-solicitation covenants granted by Torrens to Seller, ALC and their affiliates, including, without limitation, pursuant to Torren’s Employment Agreement, the Stock Purchase Agreement among Torrens, Kyle Palin Torrens, Carlena Palin Torrens, and American Claims Evaluation, Inc., and all covenants implied under common law, if any, pursuant to the terms of an Assignment Agreement in the form attached hereto as Exhibit “I”;
               (5) a fully executed Stipulation of Discontinue with Prejudice, dismissing the Litigation against all parties subject thereto;

               (6) a fully executed General Release of the Purchaser and of John Torrens in the forms attached hereto as Exhibits “D” and “E”;
               (7) certified copies of resolutions of each of the Selling Parties’ Board of Directors;
               (8) copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the transactions contemplated by this Agreement that Purchaser reasonably requests;
               (9) all records and other documents included in the Purchased Assets; and
               (10) any and all other agreements, certificates, instruments, and other documents required of Seller under this Agreement.
          (c) Further Actions. Purchaser and the Selling Parties shall take all further actions and execute and deliver any additional agreements, certificates, instruments, and other documents on or after the Closing as shall be reasonably necessary to effectuate the transactions contemplated by this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SELLING PARTIES
     The Selling Parties, jointly and severally, represent and warrant to Purchaser as follows:
     3.1 Seller’s Organization and Good Standing. ALC and ITG are each corporations duly organized, validly existing, and in good standing under the laws of the State of New York. Seller has all requisite corporate power and authority to own, lease, and operate the properties now owned or leased by Seller and to carry on the Business as presently conducted. There are no outstanding subscriptions, options, rights, warrants, calls, or other agreements or commitments obligating Seller to sell or issue any shares of its capital stock or any securities convertible into shares of its capital stock, nor are there any voting trusts or any other agreements or understandings with respect to the voting of Seller’s capital stock.
     3.2 Enforceability. Each of ALC and ITG, respectively, has full capacity, power, and authority to enter into this Agreement and the other documents contemplated by this Agreement, collectively referred to herein as the “Transaction Documents”, and to carry out the transactions contemplated by the Transaction Documents, and each of the Transaction Documents is binding upon each of ALC and ITG to the extent set forth in the Transaction Documents, and is enforceable against each of ALC and ITG in accordance with the terms of the Transaction Documents.
     3.3 No Conflict with Other Instruments or Proceedings. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, ALC or ITG’s certificate of incorporation, by-laws, or any contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which Seller is now a party or by which Seller may be bound or affected, (b) result in the imposition of any lien or encumbrance on any of the Purchased Assets; (c) give rise to any right of first refusal or similar right to any third party with respect to any interest in Seller or in any of the Purchased Assets; or (d) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of ITG or ALC in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will be obtained or made, as applicable, by ITG or ALC before the Closing Date.

     3.4 Property. Seller has good and marketable title to all of the Purchased Assets, subject to no security interest, mortgage, pledge, lien, encumbrance, charge, obligation, assignment, leasing, or other restriction. All personal property included in the Purchased Assets will be in the possession of Seller on the Closing Date.
     3.5 Accuracy of Statements. No representation or warranty made by ALC or ITG in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading.
ARTICLE 4
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     Purchaser represents and warrants to Seller as follows:
     4.1 Purchaser’s Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York.
     4.2 Enforceability. Purchaser has full capacity, power, and authority to enter into the Transaction Documents and to carry out the transactions contemplated by the Transaction Documents, and each of the Transaction Documents is binding upon Purchaser and is enforceable against Purchaser in accordance with the terms of the Transaction Documents.
     4.3 No Conflict with Other Instruments or Proceedings. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, Purchaser’s Articles of Organization, Operating Agreement, or any contract, agreement, lease, commitment, indenture, mortgage, pledge, note, bond, license, or other instrument or obligation to which Purchaser is now a party or by which Purchaser may be bound or affected or (b) violate any law, rule, or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency, or governmental body. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental or regulatory authorities required of Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will be obtained or made, as applicable, by Purchaser before the Closing Date.
     4.4 Accuracy of Statements. No representation or warranty made by Purchaser in the Transaction Documents, or any information, statement, certificate, or schedule furnished, or to be furnished, to Seller pursuant to the Transaction Documents, or in connection with the transactions contemplated by the Transaction Documents, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading.
ARTICLE 5
COVENANTS
     5.1 Employees. Purchaser will be free, without obligation, to interview, seek employment applications from, and employ, on terms determined solely by the Purchaser, any or all employees of the Business of the Upstate Region. Purchaser agrees that for the period commencing with the Closing Date and terminating on a date that is thirty months following the Closing Date, neither Purchaser nor its affiliates shall solicit for employment any of the Seller’s employees in the Downstate Region. Seller and Seller will assist the Purchaser in all reasonable respects in connection with the Purchaser’s efforts. All liabilities and obligations arising out of Seller’s employment of employees and arising out of the termination of such employees’ employment by the Seller shall remain the sole liability and obligation of the Seller and shall be discharged by the Seller at or prior to the Closing or as required by law.

     5.2 Consents and Approvals. Seller will use Seller’s best efforts to obtain, as soon as possible all consents and approvals from third parties necessary to complete the proposed transactions, including, without limitation, estoppel certificates and consents to assignment of the real estate leases for the Seller’s offices in Buffalo and Rochester, consent to assign the services agreement with Gateway Inc., and consent to assign the Seller’s contract with Erie County (or to cause Erie County to enter into a new services agreement with Purchaser).
     5.3 Confidentiality, Non-Solicitation, and Non-Compete Agreement of ITG and ALC. As part of the transaction, ALC and ITG (collectively, the “Seller Covenantors”) hereby enter into a Confidentiality, Non-Solicitation, and Non-Compete Agreement as follows:
               (a) Confidentiality. Seller Covenantors acknowledge that:
                    (1) Seller Covenantors have and will come to have knowledge of confidential or proprietary information, know-how, and trade secrets of the Seller and the Purchaser (the “Confidential Information”), including, by way of illustration and without limiting the generality of the foregoing, know-how and information concerning the finances and operations, customer and vendor lists and records, names and compensation information of key employees, technology, intellectual property, know-how, trade secrets, copyrighted, copyrightable, or other materials, literature, and documentation, proprietary ideas, writings in various stages of research and development, processes, methods, concepts, approaches, business policies and practices, and marketing and pricing data, strategies, and information, and
                    (2) Disclosure of any Confidential Information would be harmful to the Purchaser. Seller Covenantors agree that Seller Covenantors shall not, without the prior written consent of Purchaser, use or permit the use of any Confidential Information with respect to the Purchaser or with respect to Seller’s Business in the Upstate Region, or disclose, publish, or otherwise disseminate to third parties any Confidential Information with respect to the Purchaser or with respect to Seller’s Business in the Upstate Region. Notwithstanding this paragraph, to the extent (and only to the extent) Seller Covenantors are required to disclose Confidential Information pursuant to the Securities Exchange Act of 1934, as amended, and regulations promulgated thereunder, Seller Covenantors shall promptly inform Purchaser of such required disclosure.
               (b) Non-Solicitation and Non-Compete Agreement.
                    (1) Non-Solicitation. For thirty (30) months years from the Closing Date, no Seller Covenantor shall, directly or indirectly, or through any of its employees, agents, or representatives, solicit business from any person or entity who had been a customer of the Seller or the Purchaser in New York State (excepting out the five boroughs of New York City and Long Island) at any time within the three year period prior to the Closing.
                    (2) Non-Compete Agreement. For thirty (30) months from the Closing Date, no Seller Covenantor shall, except as the owner of less than one percent of the issued and outstanding stock of a publicly owned company (either directly or through ownership of shares in a mutual fund):
                         (A) individually or as a partner, stockholder, member, officer, principal, agent, employee, supervisor, manager, consultant, financier, guarantor, lender, co-endorser, or in any other capacity whatsoever, directly or indirectly, own, participate in the ownership of, manage, operate, exercise any control over, render services to, derive income from, or engage in any of the foregoing for any business, firm, corporation, limited liability company, partnership or other entity which operates in a business similar to or competitive with the Business in New York State (excepting out the five boroughs of New York City and Long Island); or
                         (B) In any manner, whether directly or indirectly, seek to persuade any employees of Purchaser or its affiliates, their successors or assigns, to discontinue his or her employment or relationship with Purchaser or its affiliates, their successors or assigns, to become employed or related in any business activity similar to or competitive with the Business in New York State (excepting out the five boroughs of New York City and Long Island) nor will he solicit or retain any such person for such employ.

          (c) Reasonableness. It is expressly understood and agreed that, although the parties consider the restrictions contained herein reasonable as to protected business, duration, and geographic area, in the event any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest territory as may be considered reasonable by such court and this paragraph as so amended shall be enforced.
          (d) Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to the Purchaser by reason of a failure by Seller Covenantors to perform any of their obligations under this Agreement. Accordingly, Seller Covenantors consent to the issuance of any restraining order, preliminary restraining order, or injunction in connection with any violation or any of the provisions of this paragraph. Nothing contained herein shall be construed as a bar or waiver with respect to any right or remedy the Purchaser may have at law or equity, including any award of monetary damages for breach of this paragraph. The parties intend the covenants set forth in this paragraph to be enforced to the maximum extent possible. The covenants set forth in this paragraph are in addition to and not in derogation of any rights that the Purchaser may have at law or in equity.
     5.4 Transition of Business. The Selling Parties will do nothing to interfere with Purchaser’s efforts to transition the employees, customers, vendors, independent contractors, agents, and regulatory agencies of the Business as it pertains to the Upstate Region.
     5.5 Sales Tax and Bulk Sales Tax Law Compliance. Purchaser shall pay all of the sales tax arising out of the sale of the Assets. Payment shall be made at the Closing by delivery of a check payable to the New York State Department of Taxation and Finance. The check shall be forwarded to the New York State Department of Taxation and Finance by Seller, together with its Casual Sales Tax Return. In addition, the Purchaser may comply with the notification provisions of the New York Bulk Sales tax law by giving notice, in appropriate form to New York Department of Taxation, Sales Tax Bureau. Seller agrees that if the State claims amounts due for sales tax, Purchaser may satisfy such liability and offset said excess against any future amounts due under any obligation to Seller by Purchaser and/or seek immediate indemnification from Seller for the amount.
     5.6 SEDCAR Payments. Seller hereby agrees to communicate to all school districts from whom it receives SEDCAR Payments pursuant to the form letter attached hereto as Exhibit “K”, and inform them that effective as of April 1, 2011 and for subsequent school years, that Purchaser or its affiliates shall be performing the services formerly provided by the Seller, and to further cooperate with Purchaser to ensure the smooth transition of these services. Seller further agrees that all SEDCAR payments relating to the grant period commencing on July 1, 2011 shall be promptly transferred to Purchaser should they be received by Seller or its affiliates.
     5.7 Publicity. Purchaser and Seller shall simultaneously make an announcement regarding the transactions contemplated by this Agreement in a mutually agreed upon form. After the announcement, during the period from the date of this Agreement to the Closing Date, neither Purchaser nor Seller shall issue any press release or otherwise make any public statements or announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, neither Purchaser nor Seller shall be prevented at any time from furnishing any required information to any governmental agency or authority or from complying with that Party’s legal obligations nor prevented from publishing any information that is publicly available as a result.
     5.8 Further Assurances. Purchaser and Seller shall execute all documents and take all further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated by this Agreement at or after the Closing to evidence the consummation of the transactions contemplated pursuant to this Agreement. Upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall take all actions and do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and obtain in a timely manner all necessary waivers, consents, and approvals, and to effect all necessary registrations and filings.

     5.9 Delivery of Property Received After Closing. After the Closing, Seller shall promptly transfer to Purchaser, from time to time, any cash or other property received by Seller or ALC that is associated with or relates to the Purchased Assets.
ARTICLE 6
GENERAL
     6.1 Survival of Representations, Warranties, and Covenants. All representations, warranties, covenants, and indemnities made by any party to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of any party before or after the Closing. No investigation by Purchaser shall in any way affect Purchaser’s right to rely on the representations, warranties, and covenants of the Selling Parties set forth in this Agreement or any document related to this Agreement.
     6.2 Assignment and Benefits. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and permitted assigns of each of the Parties to this Agreement. No Party to this Agreement shall assign any of its or his rights or obligations under this Agreement without the advance written consent of the other Parties to this Agreement.
     6.3 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

To Purchaser at:	With a copy to:
Liberty Resources POST, LLC 1045 James Street Syracuse, New York 13203 Attn.: Carl Coyle	Green & Seifter, Attorneys, PLLC Attn.: Lowell A. Seifter, Esq. One Lincoln Center, Suite 900 110 West Fayette Street Syracuse, New York 13202

To Selling Parties at:	With a copy to:
American Learning Corporation One Jericho Plaza Jericho, New York 11753 Attn.: Gary J. Knauer	Wilk Auslander LLP Attn: Joel I. Frank, Esq. 675 Third Avenue New York, New York 10017
Any Party may change that Party’s address by prior written notice to the other Parties in accordance with this Section 6.3.
     6.4 Expenses. Each Party to this Agreement shall pay that Party’s respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the actions contemplated by this Agreement. Notwithstanding this paragraph 6.4, in any action arising out of the terms and conditions of this Agreement, the prevailing Party shall be entitled to recover from the losing Party any costs and reasonable attorney’s fees incurred in connection with such legal action.
     6.5 Entire Agreement. This Agreement, and the exhibits and schedules to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contain the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement.
     6.6 Amendments and Waivers. This Agreement may be amended, modified, superseded, or canceled and any of the terms, covenants, representations, warranties, or conditions of this Agreement may be waived only by a written instrument signed by each Party to this Agreement or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision in this Agreement shall not affect the right of that Party at a later time to enforce that or any other provision. No waiver by any Party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.
     6.7 Severability. Except as otherwise specifically provided in this Agreement, this Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.
     7.8 Headings. The headings of the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not restrict or modify any of the terms or provisions of this Agreement.
     7.9 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles. Jurisdiction of any action or proceeding brought to enforce this Agreement or otherwise relating to this Agreement shall be in the State of New York, with venue in Albany County, and each Party hereby consents to the personal jurisdiction and subject matter jurisdiction of the courts of the State of New York in any suit, action or proceeding arising out of or related to this Agreement.
     7.10 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Unless otherwise expressly provided, the words “include” and “including” (and variations of those words) whenever used in this Agreement shall not limit the preceding words or terms.
     7.11 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one complete document. Counterparts may be signed and delivered by a party by fax, or email, which shall be binding on that party when faxed or emailed.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

AMERICAN LEARNING CORPORATION
By:	/s/ Gary Gelman
	Name:	Gary Gelman
Its: President and Chief Executive Officer

INTERACTIVE THERAPY GROUP CONSULTANTS, INC.
By:	/s/ Gary Gelman
	Name:	Gary Gelman
Its: Chairman

LIBERTY RESOURCES POST, LLC, by its Manager
By:	/s/ Carl Coyle
	Name:	Carl Coyle, President

/s/ John Torrens
John Torrens